Exhibit 99.1

NEWS RELEASE For immediate release

Navient names Diane Offereins as new board member

HERNDON, Va., September 25, 2026—Navient (Nasdaq: NAVI) has appointed Diane Offereins, a well-respected executive with over 35 years of experience in financial services, to the Navient board of directors, effective September 24, 2026.

“We are excited to have Diane join the Navient board and believe she is an excellent addition with her many years of experience in the financial services industry and expertise in executive compensation, information technology and cybersecurity,” said Edward Bramson, CEO and chair of the Navient board of directors.

Offereins is currently serving on the boards of Lendbuzz, Flywire and Brighthouse Financial following over 24 years with Discover Financial Services where she served as Global Chief Information Officer and completing her career as Executive Vice President, Payment Services. She graduated with a BBA in accounting from Loyola University in New Orleans.

This appointment comes after the retirement of a board member in June 2026.

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About Navient
Navient (Nasdaq: NAVI) creates long-term value for customers and investors with responsible lending, flexible refinancing, trusted servicing oversight, and decades of education finance and portfolio management expertise. Through our Earnest business, we help customers confidently achieve financial success through digital financial services. Our employees thrive in a culture of belonging, where they are supported and proud to deliver meaningful outcomes. Learn more on Navient.com.

Contact:
Media: Cate Fitzgerald, 703-831-6347, catherine.fitzgerald@navient.com
Investors: Micah Andrews, 571-415-5413, micah.andrews@navient.com
Roger Yankoupe, 571-592-8569, roger.yankoupe@navient.com

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